CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Braintech, Inc.


We consent to the use of our report dated February 9, 2001, except as to note 13 which is as of March 1, 2001, relating to the consolidated balance sheets of Braintech, Inc. as at December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2000 and for the period from inception on January 3, 1994 to December 31, 2000 included in the registration statement on Form S-1, of Braintech, Inc. and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus. Our report dated February 9, 2001, except as to note 13 which is as of March 1, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependant on future financing, which raise substantial doubt about its ability to continue to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


"KPMG LLP"

Chartered Accountants

Vancouver, Canada
August 21, 2001